Transocean Inc.
Post Office Box 2765
Houston TX 77252 2765

Analyst Contact:	Jeffrey L. Chastain 713 232 7551	News Release
Media Contact:	Guy A. Cantwell 713 232 7647	FOR RELEASE: August 2, 2005

TRANSOCEAN INC. REPORTS
SECOND QUARTER 2005 RESULTS

HOUSTON--Transocean Inc. (NYSE: RIG) today reported net income for the three months ended June 30, 2005 of $301.8 million, or $0.90 per diluted share, on revenues of $727.4 million. The results compare to net income of $48.0 million, or $0.15 per diluted share, on revenues of $633.2 million for the corresponding three months in 2004. Net income adjusted(1) for the May 2005 TODCO public offering, June 2005 sale of TODCO common stock and gains associated with the sale of the jackup rig Transocean Jupiter and Land Rig 34 was $127.7 million, or $0.38 per diluted share, for the three months ended June 30, 2005. This compares to net income of $26.4 million, or $0.08 per diluted share, for the corresponding three months in 2004, after adjustment for the sale of the semisubmersible rig Sedco 602.

For the six months ended June 30, 2005, net income totaled $393.6 million, or $1.18 per diluted share, on revenues of $1,357.9 million, compared to net income of $70.7 million, or $0.22 per diluted share, on revenues of $1,285.2 million for the six months ended June 30, 2004. Net income adjusted for the May 2005 TODCO public offering and June 2005 sale of TODCO common stock, gains associated with the sales of the semisubmersible rig Sedco 600, the Transocean Jupiter and Land Rig 34 and for a loss on the early retirement of debt was $207.4 million, or $0.63 per diluted share, for the six months ended June 30, 2005. For the six months ended June 30, 2004, net income adjusted for the sale of the Sedco 602, a loss on the early retirement of debt and TODCO initial public offering (IPO)-related items was $75.9 million, or $0.23 per diluted share.

Robert L. Long, President and Chief Executive Officer of Transocean Inc., commented, “The fundamental outlook for our business is better than at any time in my 30 years in this industry. Our most significant challenge at present is managing our industry-leading portfolio of deepwater assets to satisfy as many of our customers’ needs as possible. Our revenue backlog(2) of approximately $5.8 billion is unprecedented for the company, with continued backlog expansion anticipated. Within our fleet of 32 High-Specification Floaters, possible contracts for six rigs are in advanced stages of discussion with expected durations of six months to approximately 48 months and expected dayrates ranging from $205,000 to $395,000.”

“In addition, we have remained focused on our efforts to divest non-strategic assets and reduce debt. We completed our divestiture of TODCO with final transactions in May and June, resulting in net proceeds during the second quarter of approximately $271.9 million. Following the July 2005 completion of a tender offer for our 6.625% Notes due in 2011, our total debt at face value has declined to approximately $1.6 billion and our cash flow generation continues to accelerate as contracts with higher dayrates commence. We are currently evaluating contract opportunities which would require the reactivation or upgrade of existing rigs in our fleet. These opportunities could require a significant amount of capital. However, our cash generation is expected to significantly exceed these reactivation and upgrade opportunities so we are also considering alternatives for returning cash to our shareholders.”

Customer demand for Fifth-Generation Deepwater Floaters, the industry’s largest and most modern rigs and which total 13 of Transocean’s 32 High-Specification Floaters, has been particularly strong and continues to exceed supply. These rigs have the ability to drill technically complex wells, including wells in ultra-deep water and increasingly deeper well depths, plus provide significant well construction efficiencies for offshore development programs. Following the recent contract signings on the company’s drillships Deepwater Millennium, Deepwater Discovery and Deepwater Frontier, each with a contract duration of two years, the company’s percentage of Fifth-Generation Deepwater Floater fleet time presently contracted for the years 2006 and 2007 stands at 78% and 54%, respectively. The comparable figure for the company’s entire High-Specification Floater fleet for 2006 is 63%.

The company’s Other Floaters fleet, comprised of 23 semisubmersible rigs and one drillship, continues to benefit from improving activity levels in all regions. In the U.K. sector of the North Sea, five of the company’s semisubmersible rigs have been recently contracted for durations of six months to 12 months at dayrates ranging from $140,000 to $200,000. Customer activity levels outside of the U.K. sector of the North Sea are expected to be stable to higher through 2006. The company continues to evaluate contract opportunities that could result in the reactivation of up to three of its idle rigs. Should a decision be made to reactivate any of the idle units, they are not expected to be operational before 2006. At present, approximately 47% of the company’s Other Floater fleet days are contracted in 2006.

Jackup rig demand remains strong throughout Southeast Asia, India and West Africa, the primary regions of operation for the company’s 25-rig fleet. Fleet utilization is expected to remain better than 90% for the remainder of 2005 and into the first half of 2006 with continued improvements in dayrates likely, although the impact of new supply in the jackup rig sector beginning in 2006 is currently unknown. The company also reported that it completed the sale of the Transocean Jupiter for net proceeds of $20 million in the second quarter of 2005. The rig had been inactive since 1998. At present, 50% of the company’s Jackup rig fleet days are contracted in 2006.

Operations Review - Revenues for the three months ended June 30, 2005 improved 15% to $727.4 million, compared to revenues of $630.5 million during the three months ended March 31, 2005. The improvement was attributable to increased dayrates and activity throughout the company’s fleet in addition to higher revenues from integrated services during the three months ended June 30, 2005. These improvements in revenues were partially offset by the mobilization of the semisubmersible rig Sedco Express from Brazil to West Africa and idle time due to repairs on the semisubmersible rigs Transocean Leader and Sovereign Explorer.

Operating income before general and administrative expenses(3) was $202.8 million and field operating income(3) (defined as revenues less operating and maintenance expense) was $288.5 million for the three months ended June 30, 2005. Operating income before general and administrative expenses was $161.4 million and field operating income was $241.9 million for the three months ended March 31, 2005. Improved results were primarily due to increased revenues during the second quarter of 2005, and the gain on sale of the Transocean Jupiter, partially offset by a 13% increase to $438.9 million in operating and maintenance expense in the quarter ended June 30, 2005, up from $388.6 million for the three months ended March 31, 2005. The increase in operating and maintenance expense was primarily due to increased activity during the period, with six rigs idled for all or a significant portion of the first quarter of 2005 returning to service during the second quarter of 2005, in addition to higher maintenance costs resulting from increased shipyard activity and the timing of maintenance projects. Fleet utilization during the three months ended June 30, 2005 improved to 79% from 75% during the quarter ended March 31, 2005 with improvements due primarily to the Other Deepwater Floaters and Other Floaters fleets. Average dayrates for the three months ended June 30, 2005 increased in the High Specification Floaters and Other Floaters fleets resulting in an average total drilling fleet dayrate of $103,100, up from $96,600 during the first three months of 2005. The improvements were due to new contract startups and extensions at higher dayrates.

Effective Tax Rate - The company's effective tax rate(4) for the six months ended June 30, 2005 was approximately 17%. The slight increase from an effective tax rate of approximately 16% at March 31, 2005 was primarily related to a change in expected amount and geographical concentration of taxable income for the remainder of 2005. The company estimates its effective tax rate for the year to be approximately 17%.

Liquidity - Cash flow provided by operations totaled $383.1 million for the six months ended June 30, 2005. Total debt at June 30, 2005 and December 31, 2004 was $2,193.5 million and $2,481.5 million, respectively, a 12% reduction. Net debt(5) declined 38% to $1,251.0 million at June 30, 2005 compared to $2,030.2 million at December 31, 2004.

Conference Call Information

Transocean will conduct a teleconference call at 10:00 a.m. ET on August 2, 2005. To participate, dial 303-262-2075 approximately five to 10 minutes prior to the scheduled start time of the call.

In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto the company’s website at www.deepwater.com and selecting “Investor Relations.” It may also be accessed via the Internet at www.CompanyBoardroom.com by typing in the company’s New York Stock Exchange trading symbol, “RIG.”

A telephonic replay of the conference call should be available after 1:00 p.m. ET on August 2 and can be accessed by dialing 303-590-3000 and referring to the passcode 11034804. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced Worldwide Web addresses.

Transocean Fleet Update Information

Drilling rig status and contract information on Transocean Inc.’s offshore drilling fleet has been condensed into a report titled “Transocean Fleet Update,” which is available through the company’s website at www.deepwater.com. The report is located in the “Investor Relations/Financial Reports” section of the website. By subscribing to the Transocean Financial Report Alert, you will be immediately notified when new postings are made to this page by an automated e-mail that will provide a link directly to the page that has been updated. Shareholders and other interested parties are invited to sign up for this free service.

Forward-Looking Disclaimer

Statements regarding fundamental business outlook, duration of current demand cycle, contract backlog, rig demand, rig reactivations, impact of new rig supply on the market, asset divestitures, debt reduction, excess cash alternatives and the timing of related decisions, opportunities for the company, dayrates, the effective tax rate, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with international operations, effect of strike and other labor relations issues, effect of fire, future financial results, actions by customers and other third parties, the future price of oil and gas and other factors detailed in the company's most recent Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Transocean Inc. is the world's largest offshore drilling contractor with a fleet of 92 mobile offshore drilling units. The company's mobile offshore drilling fleet, consisting of a large number of high-specification deepwater and harsh environment drilling units, is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company’s fleet consists of 32 High-Specification Floaters (semisubmersibles and drillships), 24 Other Floaters, 25 Jackup Rigs and other assets utilized in the support of offshore drilling activities worldwide. With a current equity market capitalization in excess of $19 billion, Transocean Inc.’s ordinary shares are traded on the New York Stock Exchange under the symbol "RIG."

1 Net income adjusted for certain items, a non-GAAP measure, is computed by subtracting from or adding to net income, a GAAP measure, items that occurred during the periods reported and are considered by management to be outside the normal course of operations. A reconciliation for the periods reported may be found in the accompanying schedule titled Non-GAAP Financial Measures and Reconciliations - Adjusted Net Income and Diluted Earnings Per Share.
2 Revenue backlog is calculated by multiplying the contracted dayrate by the firm contract period from August 2, 2005 forward and based on contracts actually signed or in the case of certain Petrobras agreements, those whose award have been approved by its board of directors. Revenue backlog does not include the impact of downtime or contract cancellation and excludes contract extensions from option exercises and revenue from mobilization, contract preparation, or client reimbursables. Revenue backlog is indicative of the full contractual operating dayrate. However, the actual average dayrate earned over the course of any given contract will likely be lower because of the application of varying dayrates and could be substantially lower. The actual average dayrate will depend upon a number of factors (rig downtime, suspension of operations, etc.) including some beyond our control.
3 For a reconciliation of segment operating income before general and administrative expense to field operating income, see the accompanying schedule titled Non-GAAP Financial Measures and Reconciliations - Operating Income Before General and Administrative Expense to Field Operating Income (Loss) by Segment.
4 References to effective tax rate are based on the Effective Tax Rate Adjusted as shown in the accompanying schedule titled Effective Tax Rate Analysis.
5 Net Debt is a non-GAAP measure defined as total debt less cash and cash equivalents. For a reconciliation of total debt to net debt, see accompanying schedule titled Total Debt to Net Debt Reconciliations.

###	05-37

TRANSOCEAN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
<B>	2005	2004	2005	2004
Operating Revenues
Contract drilling revenues	$682.1	$584.9	$1,282.7	$1,182.4
Other revenues	45.3	48.3	75.2	102.8
	727.4	633.2	1,357.9	1,285.2
Costs and Expenses
Operating and maintenance	438.9	406.2	827.5	818.6
Depreciation	101.2	133.0	201.9	264.5
General and administrative	18.0	14.0	36.1	29.1
	558.1	553.2	1,065.5	1,112.2
Gain from sale of assets, net	15.5	23.8	35.7	27.6
Operating Income	184.8	103.8	328.1	200.6

Other Income (Expense), net
Equity in earnings of unconsolidated affiliates	3.4	3.7	6.5	6.0
Interest income	4.8	1.9	8.8	4.0
Interest expense	(29.8)	(42.6)	(62.9)	(90.0)
Gain from TODCO Stock Sales	165.0	-	165.0	39.4
Loss on retirement of debt	-	-	(6.7)	(28.1)
Other, net	(3.0)	(1.1)	(4.1)	0.3
	140.4	(38.1)	106.6	(68.4)

Income Before Income Taxes and Minority Interest	325.2	65.7	434.7	132.2
Income Tax Expense	23.6	19.9	41.1	67.9
Minority Interest	(0.2)	(2.2)	-	(6.4)

Net Income	$301.8	$48.0	$393.6	$70.7

Earnings Per Share
Basic	$0.93	$0.15	$1.21	$0.22
Diluted	$0.90	$0.15	$1.18	$0.22

Weighted Average Shares Outstanding
Basic	326.1	320.8	324.8	320.7
Diluted	338.0	324.1	336.9	324.2

TRANSOCEAN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

T	June 30,	December 31,
<B>	2005	2004
	(Unaudited)
ASSETS
Cash and Cash Equivalents	$942.5	$451.3
Accounts Receivable, net of allowance for doubtful accounts of $18.3and $16.8 at June 30, 2005 and December 31, 2004, respectively	564.2	442.0
Materials and Supplies, net of allowance for obsolescence of $18.6 and $20.3 at June 30, 2005 and December 31, 2004, respectively	153.1	144.7
Deferred Income Taxes, net	20.7	19.0
Other Current Assets	41.5	52.1
Total Current Assets	1,722.0	1,109.1

Property and Equipment	9,779.5	9,732.9
Less Accumulated Depreciation	2,896.1	2,727.7
Property and Equipment, net	6,883.4	7,005.2

Goodwill	2,251.9	2,251.9
Investments in and Advances to Unconsolidated Affiliates	4.6	109.2
Deferred Income Taxes	48.1	43.8
Other Assets	249.2	239.1
Total Assets	$11,159.2	$10,758.3

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts Payable	$208.0	$180.8
Accrued Income Taxes	64.1	17.1
Debt Due Within One Year	400.0	19.4
Other Current Liabilities	248.0	213.0
Total Current Liabilities	920.1	430.3

Long-Term Debt	1,793.5	2,462.1
Deferred Income Taxes, net	153.6	124.1
Other Long-Term Liabilities	324.2	345.2
Total Long-Term Liabilities	2,271.3	2,931.4

Commitments and Contingencies

Minority Interest	4.1	4.0

Preference Shares, $0.10 par value; 50,000,000 shares authorized, none issued and outstanding	−	−
Ordinary Shares, $0.01 par value; 800,000,000 shares authorized, 328,508,472 and 321,533,998 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	3.3	3.2
Additional Paid-in Capital	10,871.7	10,695.8
Accumulated Other Comprehensive Loss	(22.9)	(24.4)
Retained Deficit	(2,888.4)	(3,282.0)
Total Shareholders’ Equity	7,963.7	7,392.6
Total Liabilities and Shareholders’ Equity	$11,159.2	$10,758.3

TRANSOCEAN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

<table><caption>	Three Months Ended June 30,		Six Months Ended June 30,
<B>	2005	2004	2005	2004

Cash Flows from Operating Activities
Net income	$301.8	$48.0	$393.6	$70.7
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	101.2	133.0	201.9	264.5
Stock-based compensation expense	2.8	3.5	5.9	13.5
Deferred income taxes	(2.4)	(3.3)	2.2	28.0
Equity in earnings of unconsolidated affiliates	(3.4)	(3.7)	(6.5)	(6.0)
Net gain from disposal of assets	(13.6)	(23.1)	(33.5)	(25.0)
Gain from TODCO Stock Sales	(165.0)	-	(165.0)	(39.4)
Loss on retirement of debt	-	-	6.7	28.1
Amortization of debt-related discounts/premiums, fair value adjustments and issue costs, net	(2.3)	(4.9)	(5.5)	(12.5)
Deferred income, net	2.1	17.4	12.1	14.1
Deferred expenses, net	10.3	(10.8)	9.1	(12.7)
Tax benefit from exercise of stock options	5.7	-	4.9	-
Other long-term liabilities	7.3	4.6	12.5	6.9
Other, net	(2.4)	0.5	(1.3)	(4.3)
Changes in operating assets and liabilities
Accounts receivable	(79.6)	(61.6)	(119.6)	(31.8)
Accounts payable and other current liabilities	55.7	(23.5)	78.6	0.1
Income taxes receivable/payable, net	12.2	4.4	7.1	2.0
Other current assets	(24.2)	8.9	(20.1)	(15.6)
Net Cash Provided by Operating Activities	206.2	89.4	383.1	280.6

Cash Flows from Investing Activities
Capital expenditures	(78.4)	(37.3)	(109.6)	(54.7)
Proceeds from disposal of assets, net	25.0	31.5	60.5	42.0
Proceeds from TODCO Stock Sales, net	271.9	-	271.9	155.7
Joint ventures and other investments, net	1.4	3.2	4.5	4.7
Net Cash Provided by (Used in) Investing Activities	219.9	(2.6)	227.3	147.7

Cash Flows from Financing Activities
Repayments on revolving credit agreement	-	(150.0)	-	(200.0)
Repayments on other debt instruments	(7.9)	(13.6)	(295.3)	(395.2)
Net proceeds from issuance of ordinary shares under stock-based compensation plans	87.0	1.0	159.4	15.0
Proceeds from issuance of ordinary shares upon exercise of warrants	4.6	-	4.6	-
Decrease in cash dedicated to debt service	12.0	-	12.0	-
Other, net	-	-	0.1	-
Net Cash Provided by (Used in) Financing Activities	95.7	(162.6)	(119.2)	(580.2)

Net Increase (Decrease) in Cash and Cash Equivalents	521.8	(75.8)	491.2	(151.9)
Cash and Cash Equivalents at Beginning of Period	420.7	397.9	451.3	474.0
Cash and Cash Equivalents at End of Period	$942.5	$322.1	$942.5	$322.1

Transocean Inc.
Fleet Operating Statistics

	Operating Revenues ($ Millions) (1)
	Three Months Ended			Six Months Ended June 30,
Transocean Drilling Segment:	June 30, 2005	March 31, 2005	June 30, 2004	2005	2004
Contract Drilling Revenues
High-Specification Floaters:
Fifth-Generation Deepwater Floaters	$213.8	$192.3	$189.0	$406.1	$397.5
Other Deepwater Floaters	$145.7	$125.3	$103.3	$271.0	$211.4
Other High-Specification Floaters	$56.0	$50.2	$31.5	$106.2	$62.1
Total High-Specification Floaters	$415.5	$367.8	$323.8	$783.3	$671.0
Other Floaters	$114.2	$88.2	$66.3	$202.4	$129.0
Jackups	$128.3	$126.4	$106.6	$254.7	$208.1
Other Rigs	$24.1	$18.2	$19.9	$42.3	$44.0
Subtotal	$682.1	$600.6	$516.6	$1,282.7	$1,052.1
Other Revenues
Client Reimbursable Revenues	$25.0	$18.9	$21.4	$43.9	$38.0
Integrated Services and Other	$20.3	$11.0	$14.5	$31.3	$40.6
Subtotal	$45.3	$29.9	$35.9	$75.2	$78.6
Segment Total	$727.4	$630.5	$552.5	$1,357.9	$1,130.7

TODCO Segment (3)
Contract Drilling Revenues	$-	$-	$68.3	$-	$130.3
Other Revenues
Client Reimbursable Revenues	$-	$-	$5.6	$-	$10.6
Delta Towing	$-	$-	$6.8	$-	$13.6
Subtotal	$-	$-	$12.4	$-	$24.2
Segment Total	$-	$-	$80.7	$-	$154.5

Total Company	$727.4	$630.5	$633.2	$1,357.9	$1,285.2

	Average Dayrates (1) (2)
	Three Months Ended			Six Months Ended June 30,
Transocean Drilling Segment:	June 30, 2005	March 31, 2005	June 30, 2004	2005	2004
High-Specification Floaters:
Fifth-Generation Deepwater Floaters	$197,100	$182,300	$177,800	$189,800	$184,900
Other Deepwater Floaters	$132,700	$124,500	$107,800	$128,800	$104,400
Other High-Specification Floaters	$170,500	$153,000	$115,500	$161,800	$115,300
Total High-Specification Floaters	$165,500	$153,900	$141,100	$159,800	$142,300
Other Floaters	$82,400	$71,200	$65,000	$77,100	$63,900
Jackups	$58,200	$57,600	$52,700	$57,900	$52,100
Other Rigs	$47,000	$45,800	$43,300	$46,500	$43,800
Segment Total	$103,100	$96,600	$89,100	$99,900	$89,700

TODCO Segment (3)	$-	$-	$26,200	$-	$25,900

Total Drilling Fleet	$103,100	$96,600	$69,600	$99,900	$70,600

	Utilization (1) (2)
	Three Months Ended			Six Months Ended June 30,
Transocean Drilling Segment:	June 30, 2005	March 31, 2005	June 30, 2004	2005	2004
High-Specification Floaters:
Fifth-Generation Deepwater Floaters	92%	90%	90%	91%	91%
Other Deepwater Floaters	80%	75%	70%	78%	74%
Other High-Specification Floaters	90%	91%	75%	91%	74%
Total High-Specification Floaters	86%	83%	79%	85%	81%
Other Floaters	63%	57%	45%	60%	44%
Jackups	94%	94%	85%	94%	84%
Other Rigs	57%	44%	46%	50%	50%
Segment Total	79%	75%	68%	77%	68%

TODCO Segment (3)	-	-	41%	-	39%

Total Drilling Fleet	79%	75%	56%	77%	56%

(1)	Certain reclassifications have been made to prior periods to conform to current quarter presentation.
(2)
Average dayrates are defined as contract drilling revenue earned per revenue earning day in the period. A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations. Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period.

(3)	TODCO was deconsolidated effective December 17, 2004.

Transocean Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliations
Adjusted Net Income and Diluted Earnings Per Share
(in US$ millions)

	Three Months Ended			Six Months Ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Adjusted Net Income

Net income as reported	$301.8	$91.8	$48.0	$393.6	$70.7
Add back (subtract):

After-tax gain from TODCO Stock Sales	(165.0)	-	-	(165.0)	(39.4)
After-tax loss on retirement of debt	-	6.7	-	6.7	28.1
After-tax gain from sale of assets	(9.1)	(18.8)	(21.6)	(27.9)	(21.6)
Tax valuation allowance related to TODCO IPO	-	-	-	-	31.0
Stock option vesting resulting from the TODCO IPO	-	-	-	-	7.1
Net income as adjusted	$127.7	$79.7	$26.4	$207.4	$75.9

Diluted Earnings Per Share:

Net income as reported	$0.90	$0.28	$0.15	$1.18	$0.22
Add back (subtract):

After-tax gain from TODCO Stock Sales	(0.49)	-	-	(0.49)	(0.12)
After-tax loss on retirement of debt	-	0.02	-	0.02	0.09
After-tax gain from sale of assets	(0.03)	(0.06)	(0.07)	(0.08)	(0.07)
Tax valuation allowance related to TODCO IPO	-	-	-	-	0.09
Stock option vesting resulting from the TODCO IPO	-	-	-	-	0.02
Net income as adjusted	$0.38	$0.24	$0.08	$0.63	$0.23

Transocean Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliations

Operating Income (Loss) Before General and Administrative Expense
to Field Operating Income by Segment
(in US$ millions)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2005	2005	2004	2005	2004

Transocean Drilling Segment
Operating revenue	$727.4	$630.5	$552.5	$1,357.9	$1,130.7
Operating and maintenance expense	438.9	388.6	338.1	827.5	671.3
Depreciation	101.2	100.7	109.1	201.9	216.4
Gain from sale of assets, net	(15.5)	(20.2)	(21.9)	(35.7)	(23.0)
Operating income before general and administrative expense	202.8	161.4	127.2	364.2	266.0
Add back: Depreciation	101.2	100.7	109.1	201.9	216.4
Gain from sale of assets, net	(15.5)	(20.2)	(21.9)	(35.7)	(23.0)
Field operating income	$288.5	$241.9	$214.4	$530.4	$459.4

TODCO Segment (1)
Operating revenue	$-	$-	$80.7	$-	$154.5
Operating and maintenance expense (2)	-	-	68.1	-	147.3
Depreciation	-	-	23.9	-	48.1
Gain from sale of assets, net	-	-	(1.9)	-	(4.6)
Operating income (loss) before general and administrative expense	-	-	(9.4)	-	(36.3)
Add back: Depreciation	-	-	23.9	-	48.1
Gain from sale of assets, net	-	-	(1.9)	-	(4.6)
Field operating income	$-	$-	$12.6	$-	$7.2

(1)
Amounts are representative of TODCO's results through December 16, 2004. TODCO was deconsolidated effective December 17, 2004 in connection with the December offering and conversion of the Company's remaining TODCO Class B common stock to Class A common

(2)	Q2 04 and YTD 04 include $7.1 million and $19.4 million, respectively, of operating and maintenance expense that TODCO classified as general and administrative expense.

Transocean Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliations
Total Debt to Net Debt Reconciliations
(in US$ millions)

	As of
	6/30/05	12/31/04	6/30/04
Total Debt to Net Debt Reconciliation
Total Debt	$2,193.5	$2,481.5	$3,076.9
Deduct: Cash and Cash Equivalents	942.5	451.3	322.1
Net Debt	$1,251.0	$2,030.2	$2,754.8

Transocean Inc. and Subsidiaries
Effective Tax Rate Analysis
(in US$ millions)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2005	2005	2004	2005	2004
Income before Income Taxes and Minority Interest	$325.2	$109.5	$65.7	$434.7	$132.2
Add back (subtract):
Stock option vesting resulting from the TODCO IPO	-	-	-	-	7.1
Loss on retirement of debt	-	6.7	-	6.7	28.1
Gain on sale of assets	(14.0)	(18.8)	(21.6)	(32.8)	(21.6)
Gain on TODCO Stock Sales	(165.0)	-	-	(165.0)	(39.4)
Adjusted Income before Income Taxes and Minority Interest	$146.2	$97.4	$44.1	$243.6	$106.4

Income Tax Expense (Benefit)	$23.6	$17.5	$19.9	$41.1	$67.9
Add back (subtract):
Valuation allowance related to TODCO IPO	-	-	-	-	(31.0)
Other	-	-	-	-	-
Changes in estimates (1)	7.8	(2.2)	-	5.6	-
Gain on sale of assets	(4.8)	-	-	(4.8)	-
Adjusted Income Tax Expense (2)	$26.6	$15.3	$19.9	$41.9	$36.9

Effective Tax Rate	7.3%	16.0%	30.3%	9.5%	51.4%

Effective Tax Rate Adjusted	18.2%	15.7%	45.1%	17.2%	34.7%

(1)
Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events. Also includes changes in our valuation allowance on our UK net operating loss carryforwards.

(2)
The three months ended June 30, 2005 and June 30, 2004 include $1.4 million and $4.6 million, respectively, of additional tax expense reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate.